Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Pioneer Bankshares, Inc.

Stanley, Virginia

We consent to incorporation by reference in the Annual Report on Form 10-KSB of Pioneer Bankshares, Inc. and subsidiary for the year ended December 31, 2007 of our report dated March 25, 2008 relating to our audits of the consolidated financials statements.

Winchester, Virginia

March 25, 2008